Celanese Corporation
1601 West LBJ Freeway
Dallas, Texas 75234-6034
Corporate News Release
Celanese Signs Agreement to Sell Oxo Products and Derivatives Businesses to
Advent International
     DALLAS, Dec. 13, 2006 — Celanese Corporation (NYSE: CE) today announced that it has entered into an agreement to sell its oxo products and derivatives businesses, including European Oxo GmbH (“EOXO”), a joint venture between Celanese AG and Degussa AG, to Advent International, a global private equity firm, for the purchase price of EUR €480 million, which is approximately USD $630 million at current exchange rates. This sale is consistent with Celanese’s strategy to optimize its portfolio and divest non-core businesses.
     “Celanese is committed to a hybrid business model with leading global businesses that are integrated and focused around core strengths,” said David Weidman, president and chief executive officer. “This sale allows us to continue our strategic execution to focus our portfolio and position Celanese for strong, sustainable earnings growth and increased value.”
     The sale includes oxo and derivative businesses at Celanese’s Oberhausen, Germany, and Bay City, Texas, facilities; and portions of its Bishop, Texas, facility. EOXO’s facilities within the Oberhausen and Marl, Germany, plants are also included in the sale. As part of the transaction, Celanese will transfer all of the EOXO business to Advent International, including Degussa’s 50 percent interest of the venture.
     “We are confident that customer supply will not be disrupted as we transition through this process,” Weidman said. “In addition, we believe that this sale will allow Advent International to focus and further strengthen these businesses in a manner consistent with customer interests.”
     “Leveraging Advent’s industry sector knowledge, we will work with this acquired business’ management team to integrate its activities and accelerate growth,” said Ronald Ayles, principal, Advent International.
     The oxo derivative chemicals business of Celanese, which has approximately 1,100 employees, earns revenues of approximately $700 million and has EBITDA margins of about 10 percent. EOXO, which has approximately 200 employees, has non-consolidated revenues of approximately $700 million and contributes $5 million to $10 million of equity earnings to Celanese annually. The transaction is subject to customary closing conditions, including consent from senior secured lenders and regulatory approvals.
     The company will discuss this transaction in further detail at its previously scheduled investor conference, Wednesday, Dec. 13, 2006, in New York, beginning at 8:30 a.m., hosted by David Weidman. A live Web cast of the event can be accessed at www.celanese.com
Contacts:

Investor Relations	Media — U.S.	Media — Europe
Mark Oberle	Jeremy Neuhart	Michael Kraft
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +49 69 30514072
Telefax: +1 972 332 9373	Telefax: +1 972 443 8519	Telefax: +49 69 30536787
Email: Mark.Oberle@celanese.com	Jeremy.Neuhart@celanese.com	Email: M.Kraft@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.1 billion in 2005, with approximately 60% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best- in-class technologies. Based in Dallas, Texas, the company employs approximately 9,300 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company.